Exhibit 99.1

PRESS RELEASE

For more information:

Gary Langford, Chief Financial Officer, Nexxus Lighting, Inc.

704-405-0416

Nexxus Lighting Announces Additional Investment in Company

Aston Capital, LLC to Invest $6 Million

Technology Industry Pioneer Robert V. LaPenta to Join Nexxus as Chairman of the Board

CHARLOTTE, NC, September 12, 2012 – Nexxus Lighting, Inc. (NASDAQ Capital Market: NEXS) today announced that an affiliate of Aston Capital, LLC (the “Investor”) has agreed to invest $6 million in the Company through the purchase of convertible preferred stock to provide strategic, operational and financial expertise with the goal of enabling the Company’s strategic growth and expansion.

Aston Capital, LLC is led by Robert V. LaPenta, a renowned growth investor and leader in the high technology arena. Mr. LaPenta and Aston’s investment philosophy combines sound fundamental operating principles with the ability to identify macroeconomic trends and provide strategic and operational support to management teams to accelerate global growth and build market leaders and shareholder value over the course of the partnership. Aston believes significant value can be built in a partnership with Nexxus by acquiring complimentary assets, and through operational and financial improvements, product line enhancement and expansion of global reach and brand awareness. Aston believes that the LED lighting market is a large and growing nascent market with diverse end users with avenues to create value. Aston’s goal is to build a dynamic market leader who will be able to address the significant global demand for this critical technology.

“We view the market for LED lighting to be in the early phase of adoption and we see Nexxus Lighting, with their product lines and intellectual property, as a platform on which to build and grow in the market,” stated Robert LaPenta, Chairman and CEO of Aston Capital. “Over the next several years, we believe that LED replacement lamps, luminaires and lighting systems are going to become the new standard in energy efficient lighting applications and we are excited to help Nexxus market and sell their products, build its brand, reach new customers and continue its leadership in innovation to take advantage of these opportunities.”

Mike Bauer, President and CEO of Nexxus Lighting, Inc. stated “the last several quarters have been very challenging and the need to find a strong partner became a requirement for the Company. Mr. LaPenta and Aston Capital provide the resources and expertise to help us take advantage of the growing market for LED lighting. They provide Nexxus Lighting with not only financial backing, but also strategic, operational and financial management skills that can help the Company more effectively compete as we work to build the Company into a market leader.”

Initially, the Investor will have the right to appoint four members to the Company’s Board of Directors, with the size of the Board not to exceed seven members. In connection with the closing of the investment, all of the current members of the Company’s Board of Directors will resign.

Convertible Preferred Stock

On September 12, 2012, Nexxus entered into an investment agreement with the Investor for the purchase of 600,000 shares of newly-created Series B convertible preferred stock at a purchase price of $10 per share. The preferred stock will be convertible into shares of the Company’s common stock at a conversion price equal to $0.13 per share (subject to certain anti-dilution adjustments). The conversion price was the closing price of the Company’s common stock on August 2, 2012, the date the Company and the Investor entered into the letter of intent with respect to the investment. The proceeds from the investment will be used to extinguish approximately $2.5 million of existing short term debt, to fund a settlement payment in connection with the anticipated settlement of the Philips lawsuit described below, to pay the fees and expenses in connection with the transaction and for working capital purposes, including the planned growth of its Array™ Lighting LED replacement lamp and Lumificient™ sign lighting businesses.

After giving effect to the conversion of the preferred stock and the other transactions contemplated by the investment agreement, it is expected that the Investor would own 46,153,846 shares, or approximately 73%, of the Company’s outstanding common stock. The preferred stock will represent approximately 73% of the outstanding voting stock of the Company on an as-converted basis and will result in a change in control of the Company. The Investor will be entitled to vote the preferred stock on an as-converted basis with the Company’s common stock.

Settlement of Patent Infringement Claim by Philips

A portion of the proceeds from the transaction will be used in connection with the anticipated settlement of a lawsuit brought against the Company by Koninklijke Philips Electronics N.V. and Philips Solid-State Lighting Solutions, Inc. (collectively, “Philips”) on March 26, 2012, alleging that the Company’s Array and certain other products infringe certain of Philips’ patents for LED lighting. The Company is negotiating a settlement with Philips and, as a result of the transaction, the Company will have the resources to fund the settlement payment. In connection with the contemplated settlement, the Company would receive a license to use certain Philip’s patents for LED Lighting and will pay Philips a royalty with respect to certain Company products. Settlement of the Philips lawsuit is a condition to the closing of the investment.

Extinguishment of Existing Indebtedness

In addition, in connection with closing the investment transaction, approximately $2.5 million in indebtedness represented by existing promissory notes of the Company that mature in June 2013 will be extinguished. The holders of the promissory notes have agreed, subject to closing of the investment transaction, to exchange the promissory notes for a total of $880,000 in cash (which will be funded at closing from the proceeds of the transaction) and 1,000,000 newly-issued shares of the Company’s common stock.

NASDAQ Grants Financial Viability Exception

The rules of The NASDAQ Stock Market (“NASDAQ”) would normally require that Nexxus’ stockholders approve the investment prior to closing the investment agreement. However, NASDAQ has granted Nexxus an exception from this stockholder voting requirement under Listing Rule 5635(f), which provides that an exception may be granted when (i) the delay in securing stockholder approval would seriously jeopardize the financial viability of the enterprise and (ii) reliance on such exception has been expressly approved by the audit committee of the board of directors comprised solely of independent, disinterested directors. NASDAQ also has granted Nexxus an exception from the voting rights requirements of Listing Rule 5640 and IM-5640 with respect to the transaction. A fairness opinion with respect to the Investor’s investment in the Company has been obtained from PCE Valuations, LLC.

Expected Closing

The transaction is expected to close on or about September 24, 2012. The closing is subject to the satisfaction of certain conditions. While the Company anticipates these conditions will be satisfied, uncertainty with respect to the timing of satisfying certain of the conditions may impact the closing date.

As a condition to reliance on the NASDAQ financial viability exception, the Company is mailing a letter to all stockholders not later than ten days before the anticipated closing date to alert them that the Company will not seek, and will not be required to seek, the stockholder approval that would otherwise be required under applicable NASDAQ rules. In addition, the Company is filing a Current Report on Form 8-K with the Securities and Exchange Commission. For copies of the definitive agreements relating to the transaction, as well as information on related developments, please review our current and future reports on file with the Securities and Exchange Commission and available at www.sec.gov.

Nexxus Lighting, Inc. Life’s Brighter!™

For more information, please visit the new Nexxus Lighting web site at www.nexxuslighting.com

Certain of the above statements contained in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements are within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Reference is made to Nexxus Lighting’s filings under the Securities Exchange Act for factors that could cause actual results to differ materially. Nexxus Lighting undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Readers are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors. Readers are cautioned not to place undue reliance on these forward-looking statements.

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